FORM 51-102F3

                                 SECURITIES ACT

                          MATERIAL CHANGE REPORT UNDER
                     THE SECURITIES ACT (BRITISH COLUMBIA)
                          THE SECURITIES ACT (ALBERTA)


ITEM 1     Name And Address Of Company

           BROCKTON CAPITAL CORP.
           (the "Company")
           604 - 750 West Pender Street
           Vancouver, BC  V6C 2T7

ITEM 2     Date Of Material Change

           March 28, 2005

ITEM 3     News Release

           Date of Issuance:   April 20, 2005

           Place of Issuance:  Vancouver, British Columbia

           Filed by SEDAR and disseminated to the appropriate news services.

ITEM 4     Summary Of Material Change

           Brockton Capital Corp. has obtained its OTC-BB listing and is now quoted under the symbol BKCOF.

ITEM 5     Full Description Of Material Change

           Further to the news release dated September 7, 2004, the Company is pleased to announce that as of March 28, 2005 it has obtained its OTC-BB listing and is now quoted under the symbol BKCOF.

           The Company is a distributor of computer peripheral equipment. It has entered into a distributor agreement with Cyberhand Technologies Inc.
            ("Cyberhand") whereby Cyberhand has appointed the Company as its non-exclusive distributor to market, sell and distribute in Canada the full product line of Cyberhand family of products including Pocketop Wireless folding keyboard and other ergonomic mouse products.

           The Company has not yet generated any sales revenues and is in the process of developing a market for its product line through an outbound telemarketing program that is qualifying and building a database of prospective customers. The recoverability of the Company's investment in the Cyberhand distribution business and its ability to build future revenue streams are dependent upon the ability of the Company to obtain additional financing for working capital. The Company is hopeful that its new U.S. public listing will improve the Company's access to the North American capital markets for additional financing.

ITEM 6     Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

           This report is not being filed on a confidential basis in reliance on subsection 7.1(2) or (3) of National Instrument 51-102.

ITEM 7     Omitted Information

           There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8     Executive Officer

           Contact:   Kevin R. Hanson
                      President

           Telephone: 604-689-0188
           Facsimile: 604-689-9773

ITEM 9     Date of Report

           April 20, 2005




/s/  Kevin R. Hanson
_______________________________
Kevin R. Hanson
President & Director